EXHIBIT 3.16

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
LIGGETT GROUP LLC
THIS FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF LIGGETT GROUP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of August 1, 2007, by the party set forth on the signature page hereof (the “First Amendment”) and amends that certain Limited Liability Company Agreement of the Company dated December 13, 2005 (the “LLC Agreement”). Capitalized terms defined in the LLC Agreement and not otherwise defined herein are used herein as so defined.
WHEREAS, in accordance with Section 3 of Article VIII of the LLC Agreement, the party hereto, being the sole Member of the Company, desires and agrees to amend the LLC Agreement pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, the LLC Agreement is hereby amended as follows:
l.    Amendment of LLC Agreement. Article VIII of the LLC Agreement is hereby amended by inserting after Section 5 thereof the following Section 6:
“6. Article 8 of the Uniform Commercial Code. The Company has opted into Article 8 of the Uniform Commercial Code (“UCC”), and the limited liability company interest in the Company is a security governed by Article 8 of the UCC. The records of the Company shall be maintained in accordance with Article 8 of the UCC.”
2.    Miscellaneous. Except as expressly amended by this First Amendment, the LLC Agreement shall remain unaffected and in full force and effect.

IN WITNESS WHEREOF, the sole Member has caused this First Amendment to the LLC Agreement to be executed as of the date first above written.
VGR HOLDING LLC

By:	/s/ Marc N. Bell
Name: Marc N. Bell
Title: Manager